Exhibit 99.3

IMPORTANT ADDITIONAL INFORMATION
In connection with the proposed transaction, Dominion Energy will file a registration statement on Form S-4, which will include a document that serves as a prospectus of Dominion Energy and a proxy statement of SCANA (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  A definitive proxy statement/prospectus will be sent to SCANA’s shareholders.  Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website (http://www.sec.gov) or from Dominion Energy or SCANA.  The documents filed by Dominion Energy with the SEC may be obtained free of charge by directing a request to Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary, Corporate.Secretary@dominionenergy.com, and the documents filed by SCANA with the SEC may be obtained free of charge to SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, Attention: Office of the Corporate Secretary, BoardInformation@scana.com.

PARTICIPANTS IN THE SOLICITATION
Dominion Energy and SCANA and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about Dominion Energy’s directors and executive officers is available in Dominion Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in its proxy statement dated March 20, 2017, for its 2017 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K.  Information about SCANA’s directors and executive officers is available in SCANA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in its proxy statement dated March 24, 2017, for its 2017 Annual Meeting of Shareholders and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available.  Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You may obtain free copies of these documents from Dominion Energy or SCANA as indicated above.

Transcript of presentation by Jimmy E. Addison, CEO of SCANA Corporation, to SCANA Employees, dated January 3, 2018

SCANA Employee Meeting Broadcast
January 3, 2018
8:30 A.M.

Welcome to the auditorium, as well as those viewing live across our system today and those that will be watching the replay. I necessarily need to stand here today because we are doing this by broadcast. I want to thank you for joining me this morning. Hopefully we won’t have technology issues with so many online viewers, but if we do, we’ll have a replay posted shortly.
It’s been a tough year, on that we can all agree. It was difficult to close out the year with the concerns around our PSC hearing and what negative regulatory or legislative rulings could do to us as a company going forward. My affidavit on file at the PSC details those concerns and many of you have read it but suffice it to say the potential impact on our company of the proposed actions would be devastating.
You and I have felt uncertainty because unfortunately, it was very real. Since abandoning the nuclear project, which was the right thing to do, we’ve come under intense public criticism.
The regulatory process will continue. The legislative process will continue. The legal and litigation processes will continue. What will change is that we start the year announcing a pairing with Dominion, a well-respected peer utility, we know, that provides a positive solution to the nuclear project issues, far better than what we can do on our own.
We put our best foot forward with the proposed solution in November. The reaction was negative.
You’ve seen the speculation on our future. You came to work here because you valued what we represent. Reliability. Community mindedness. A place that felt like family and provided stability for you to raise your family. But for most of 2017 our company was not the same stable place we all know and love.
Many of you are concerned by the thought of our company being acquired. You wished for us to remain independent. I completely understand. But please also understand that this is an excellent opportunity which will also address a very difficult situation. Our board was unanimous in this conclusion.
We’re joining with a company that is growing, investing in its service territory and its people, a company that brings 16,000 more peers, resources and experiences.

You want to work for a company that is not just stable, but innovative and growing, and that is Dominion Energy.
We had the opportunity to get to know the people of Dominion Energy three years ago when they acquired CGT. Their values are very much like ours. During that transaction, they conducted business in a professional and thoughtful manner. Dominion took care to demonstrate their values with our employees –former CGT employees – and kept them whole for a two year period as they evaluated their needs for the long run. And most are still there today. And let me pause on that because some of you may take exception to that from the folklore stories. One thing this last year’s taught me is, get the facts. Don’t rely on what people say. Get the facts, and the facts are the vast majority of those people are still there today. We’ll address that more with you over the next few weeks.
An acquisition’s a complex process. It won’t happen overnight. Today and this week are very important part of the beginning of this process. Dominion CEO Tom Farrell and I will be meeting with key state leaders and regulators today to inform them directly of this development. Tom is not with us now as he’s holding a call with investors on this important topic this morning. There will be a regulatory review process and we’ll demonstrate that the value of this pairing benefits us all.
With that specifically in mind, here are the terms of the offering:

•	The addition of the natural gas power plant at no cost – same as our offer,

•	A 5 percent rate reduction for customers – more than we offered.

•
A rate refund of $1.3 billion to customers, customers as soon as the merger is approved and closed. That would equate to an approximately $1,000 per average residential customer and it applies to all classes –industrials and commercial.

•	A shorter recovery period for nuclear abandonment costs, reduced from 50 years to 20 years – a 60 percent reduction.

•	An addition of $1 million a year in increased charitable contributions in our service territories.

•	And most important to all to you, all employees would have financial protections until 2020, essentially two years from today.

That’s a far superior offer than we were able to propose on our own. We need to get our company focused back on our core strengths and serving our customers well.
What does it mean to you? I’ll let you hear it directly from their CEO Tom Farrell. We have him on a pre-taped message.
<Play video>
Okay, you just heard it directly from the CEO. Over a period of time they will be conducting an analysis of our various service functions to determine which positions will be retained locally, what may need to relocate to Richmond and what positions may be duplicative of those they already have and therefore may be subject to elimination. But as you’ve heard, they will be committed to protecting employees, all employees financially until 2020. Again essentially two years from today. This allows time for a smooth transition for the company and most importantly for any of us that are impacted.
As I referenced earlier, today is just a step in a process that will likely play out over the next 6 to 12 months. There will be a manager’s and above meeting tomorrow where Tom and I will address many of the questions you have and we’ll continue to outline next steps. We won’t have all the answers. They’ll come in time and we ask for your patience. While many of us like to know a certain path and timeline, with this we have to remain flexible. In fact, the best thing you can do is do what you have done so well in 2017 - continue to demonstrate our values, focus on doing your job, and serving our customers well.
There is strength in numbers. There are benefits to joining with a larger organization. I believe we will find that to be true. What Dominion will count on is for us to continue to do our best. Over the months that come there well may will be a winter storm. There will continue, unfortunately, to be a nuclear storm that we hope will quell. There very well could be a significant hurricane, all before the culmination of the combination of our companies. We must continue to perform with the excellence to which we have always been committed.
So what are our next steps?

1) We’ll have a leadership meeting tomorrow – they’re hearing this information at the same time you are. They won’t have any more information than you have at this point.
2) Dominion and SCANA leaders will be visiting work areas throughout our service territories next week.
3) And, you’ll experience a commitment to keeping you informed. More to come.
As I close this meeting, know that this combination is being made to continue the legacy of reliability and customer service to which we all have contributed. Stand proud to be joining forces with a great organization while continuing to represent the customers we know and serve well.
I encourage you to listen to the Dominion analyst call at 9:00 if your work schedule permits. The link is on The Edge.
I’ll also say that if you think you see Tom Farrell walking around here on this campus today, you will. He’ll be here by lunch to have lunch with me and a few others up at my office before we go out to meet with other leaders here in town today. If you see him, stop him, introduce yourself and say, “Hello” to him.
I hope today will be the beginning of stability for us all.
And I thank you and appreciate all you do every day. Thanks.